As filed with the Securities and Exchange Commission on April 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGNEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2713778
(State of Incorporation)	(I.R.S. Employer Identification Number)
One Vision Drive
Natick, Massachusetts 01760
(508) 650-3000
(Address of Principal Executive Offices)
Cognex Corporation
2007 Stock Option and Incentive Plan
(Full title of the Plan)
Anthony J. Medaglia, Jr., Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
(617) 570-1000
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Securities to be	Amount to be	Proposed Maximum	Aggregate Offering	Amount of
Registered	Registered(1)	Offering Price Per Share(2)	Price(2)	Registration Fee
Common Stock, $.002 par value per share	2,300,000	$22.03	$50,669,000	$1,992

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described herein, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.

(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices on the NASDAQ Global Select Market on April 15, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents are incorporated herein by reference:
(a)	The Annual Report on Form 10-K of Cognex Corporation (the “Company”) for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2008;

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on March 3, 2008 and March 13, 2008; and

(c)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The validity of the common stock offered hereby will be passed upon for the Company by Goodwin Procter llp, Boston, Massachusetts. Anthony J. Medaglia, Jr., who is Of Counsel at Goodwin Procter llp, is Secretary of the Company and owns 58,976 shares of the Company’s common stock and options for the purchase of an additional 30,500 shares of common stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.
     Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the corporation unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its articles of organization and by-laws.
     Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the by-laws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Company has provided for officer indemnification in its by-laws.
     The Company’s by-laws, as amended and restated, provide that, except as limited by law or otherwise provided in the by-laws, each director or officer of the Company (and his heirs and personal representatives) shall be indemnified by the Company against any expense incurred in connection with each proceeding in which he is involved as a result of his serving or having served as a director or officer. The by-laws further provide that no indemnification shall be provided to a director or officer with respect to a proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. The Company will pay sums on account of indemnification in advance of a final disposition of a proceeding upon receipt of an undertaking by the director or officer to repay such sums if it is subsequently established that he is not entitled to indemnification.
     The by-laws do not limit the power of the board of directors to authorize the purchase and maintenance of insurance on behalf of any director or officer against any expense whether or not the Company would have the power to indemnify such director or officer against such expense under the by-laws.
     The Company has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that the Company indemnify its directors to the fullest extent provided by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.

Exhibit	Description

4.1	Articles of Organization (incorporated herein by reference to Exhibit 3A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on February 14, 2008).

4.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3B of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on February 14, 2008).

4.3	Amendment to By-laws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on March 3, 2008).

4.4*	Cognex Corporation 2007 Stock Option and Incentive Plan.

5.1*	Opinion of Goodwin Procter llp.

23.1	Consent of Goodwin Procter llp (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature pages).

*	Filed herewith

ITEM 9. UNDERTAKINGS.
     1. The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Natick, the Commonwealth of Massachusetts on this 18th day of April, 2008.

COGNEX CORPORATION
By:	/s/ Robert J. Shillman
Name:	Robert J. Shillman
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

Power of Attorney
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Shillman and Richard A. Morin his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Shillman	President, Chief Executive Officer	April 18, 2008

Robert J. Shillman	and Chairman of the Board of Directors (principal executive officer)

/s/ Richard A. Morin	Senior Vice President of Finance and	April 18, 2008

Richard A. Morin	Administration, Chief Financial Officer, and Treasurer (principal financial and accounting officer)

/s/ Patrick A. Alias	Director	April 18, 2008

Patrick A. Alias

/s/ Jerald G. Fishman	Director	April 18, 2008

Jerald G. Fishman

/s/ Theodor Krantz	Director	April 18, 2008

Theodor Krantz

Signature	Title	Date

/s/ Edward J. Smith	Director	April 18, 2008

Edward J. Smith

/s/ Anthony Sun	Director	April 18, 2008

Anthony Sun

/s/ Reuben Wasserman	Director	April 18, 2008

Reuben Wasserman

EXHIBIT INDEX

Exhibit	Description
4.1	Articles of Organization (incorporated herein by reference to Exhibit 3A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on February 14, 2008).

4.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3B of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on February 14, 2008).

4.3	Amendment to By-laws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on March 3, 2008).

4.4*	Cognex Corporation 2007 Stock Option and Incentive Plan.

5.1*	Opinion of Goodwin Procter llp.

23.1	Consent of Goodwin Procter llp (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature pages).

*	Filed herewith